Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements
(1) Registration Statements (Form S-3 No. 333-196545 and 333-196496) of Palo Alto Networks, Inc., and
(2) Registration Statements (Form S-8 No. 333-191340 and 333-182762) pertaining to the 2005 Equity Incentive Plan, 2012 Equity Incentive Plan and the 2012 Employee Stock Purchase Plan of Palo Alto Networks, Inc.;
of our reports dated September 18, 2014, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in this Annual Report (Form 10-K) for the year ended July 31, 2014.
/s/ Ernst & Young LLP
San Jose, California
September 18, 2014